As filed with the Securities and Exchange Commission on July 28, 2008
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

FNB BANCORP
 (Exact name of registrant as specified in its charter)

California	92-2115369
(State of Incorporation)	(I.R.S. Employer Identification No.)

975 El Camino Real, South San Francisco, California 94080
(Address of principal executive office)

FNB Bancorp 2008 Stock Option Plan
(Full title of the plan)

Thomas C. McGraw, Chief Executive Officer
FNB Bancorp
975 El Camino Real, South San Francisco, California 94080
(Name and address of agent for service)

(650) 588-6800
(Telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	380,000 (1)	$ 15.30 (2)	$ 5,814,000 (2)	$ 228.49

(1) Issuable upon exercise of options or shares granted or to be granted under the FNB Bancorp 2008 Stock Option Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may be issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the FNB Bancorp 2008 Stock Option Plan.

(2) Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of the Registrant’s Common Stock on July 24, 2008, as reported on the OTC Bulletin Board.

This Registration Statement, including exhibits, consists of 10 sequentially numbered pages. The Index to Exhibits is located at page 8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to participants in the FNB Bancorp 2008 Stock Option Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          The following documents are incorporated by reference:

          (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Commission on March 13, 2008, and the Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2007, as filed with the Commission on March 17, 2008.

          (b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Commission on May 9, 2008.

          (c) The Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 9, 2008, February 6, 2008, March 6, 2008, March 28, 2008, April 22, 2008, June 30, 2008 and July 25, 2008.

          (d) All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2007.

          (e) Information with regard to the Registrant’s common stock contained in the Registration Statement on Form 8-A/12G, as filed with the Commission on March 15, 2002, under Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such information.

          All documents later filed by the Registrant under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and before the Registrant files a post-effective amendment which indicates that all securities have been sold, or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date such document was filed.

Item 4. Description of Securities

          Not applicable.

Item 5. Interest of Named Experts and Counsel

          Not applicable.

Item 6. Indemnification of Directors and Officers

          The California General Corporation Law provides for the indemnification of officers and directors who are made or are threatened to be made a party to any legal proceeding by reason of their service to the Company. The Articles of Incorporation and Bylaws of the Company permit indemnification of directors and officers to the maximum extent permitted by California law. The Company has in effect director and officer liability insurance policies indemnifying the Company and the officers, directors and certain assistant officers of the Company and officers and directors of the Company’s subsidiaries within specific limits for certain liabilities incurred by reason of their being or having been directors or officers. The Company pays the entire premium for these policies.

Item 7. Exemption from Registration Claimed

          Not applicable.

Item 8. Exhibits

          See the Index to Exhibits, which is incorporated in this item by reference.

Item 9. Undertakings

          (a) The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on July 25, 2008.

FNB BANCORP
(Registrant)

By	/s/ Thomas C. McGraw

Thomas C. McGraw
Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. McGraw, Jim D. Black and David A. Curtis, and each or any one of them, his true and lawful attorney-in-fact and agent, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas C. McGraw	Chief Executive Officer (Principal Executive Officer), Secretary and Director	July 25, 2008

Thomas C. McGraw

/s/ David A. Curtis	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2008

David A. Curtis

/s/ Michael R. Wyman	Director and Chairman of the Board	July 25, 2008

Michael R. Wyman

/s/ Edward J. Watson	Director	July 25, 2008

Edward J. Watson

/s/ Lisa Angelot	Director	July 25, 2008

Lisa Angelot

/s/ Jim D. Black	President and Director	July 25, 2008

Jim D. Black

/s/ Anthony J. Clifford	Executive Vice President and Chief Operating Officer, Director	July 25, 2008

Anthony J. Clifford

/s/ Merrie Turner Lightner	Director	July 25, 2008

Merrie Turner Lightner

/s/ Michael Pacelli	Director	July 25, 2008

Michael Pacelli

INDEX TO EXHIBITS

Exhibit		Sequential
No.	Exhibit Name	Page No.

5.1	Opinion of Counsel	9

23.1	Consent of Counsel (See Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm	10

24.1	Power of Attorney (see signature pages 6 and 7)

99.1

FNB Bancorp 2008 Stock Option Plan (incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement for its 2008 Annual Meeting of Shareholders, filed with the Commission on April 21, 2008)